Exhibit 10.17
December 2, 2010
Mr. R. Nim Evatt
Dear Nim:
This letter agreement (“the Agreement”) outlines the terms regarding your retirement from EMS Technologies, Inc. (“EMS” or “the Company”).
Full-Time Employment End Date: In consideration of signing this Agreement, which includes a waiver and release of claims, you and EMS agree that your full time employment will continue until January 1, 2011, at which point your full time employment with EMS will end (“Full-Time Employment End Date”). Until the Full-Time Employment End Date, you are required to continue to perform your duties as an EMS employee, including providing a full transition of duties and responsibilities to the new General Manager of EMS Aviation, and a substantive and complete transfer of knowledge through meetings and written communications.
Through the Full-Time Employment End Date, you will be employed on a full-time regular basis and will report to CEO Neil Mackay. In that regard, we will require you to work closely with Neil, Nils Helle and others to provide (both in writing and orally) the Company with the benefit of the know-how and other intellectual property of the Company that you possess, such as that retained in your memory, and that may not be readily available in any tangible form.
Part-Time Services Arrangement: Immediately after the Full-Time Employment End Date, your employment will convert to part-time regular status with a schedule of 20 hours per week for a period of 3 months (“the Part-Time Employment Period”). You will be paid at a rate of $2,548.07 weekly, payable as earned during the Part-Time Employment Period. Your employment with EMS will terminate in its entirety at the conclusion of the Part-Time Employment Period, on March 31, 2011.
Separation Pay: Immediately following the Part-Time Employment Period, provided that you work through the entire Part-Time Employment Period pursuant to the terms of this Agreement, you will receive separation pay of $22,222.22 per month from April 1, 2011 through December 31, 2011, which the Company will pay to you in accordance with its regular payroll processes, and which will be subject to all regular and legally required withholdings.
Group Health Plan Coverage: Your will remain eligible for group health benefits (including Exec-U-Care) through December 31, 2011, at the standard employee contribution rates. Under federal law, after your coverage ends you are entitled to continue your medical coverage through COBRA for a limited additional period. If you elect COBRA coverage, you will be responsible for paying the applicable premiums. Note that the period between April 1, 2011 and December 31, 2011 will run concurrently with COBRA
Accrued Vacation Pay: Within a reasonable time following the Full-Time Employment End Date, you will be paid for all accrued but unused vacation pay accrued on a full-time basis per EMS Vacation Policy through the Full-Time Employment End Date. The final number of hours payable to you is subject to change to the extent you take vacation time and accrue vacation time from today’s date through the Full-Time Employment End Date. After the Full-Time Employment End Date, you will accrue vacation on a pro-rated basis during your employment as a part-time regular basis. You will not be paid for any accrued but unused vacation at the end of the Part-Time Employment Period.
Incentive Compensation Bonus: You are a participant in the Company’s 2010 incentive compensation program at an eligibility level of 40% of your base salary. Because your employment will extend on a part-time regular basis through the date that the 2010 bonuses will be paid, you will have

R. Nim Evatt
December 2, 2010
eligibility in the program for the 2010 year. Your incentive compensation payment under the 2010 program will be determined under the applicable terms of the program. You will not be eligible to participate in the company’s 2011 Incentive Compensation program.
Special Retention Bonus: You will be due a special Retention Bonus of $75,000 if you are employed beyond January 9th 2011. Your continued employment on a part-time basis during the Part-Time Employment Period pursuant to this Agreement will ensure your continued eligibility for the Special Retention Bonus.
Stock Purchase Plan: If you are a participant in the Stock Purchase Plan, you are entitled to withdraw your share balance or to have it sold on your behalf. Appropriate forms and details as to your alternatives may be obtained from Fidelity Investments or Morgan Stanley Smith Barney as appropriate. All restrictions on the sale of EMS stock will continue under the current blackout policy and will continue as long as EMS is paying you under the terms of this Agreement.
RSU’s and Stock Options:
     RSU’s — You were awarded 1,500 restricted stock units of common shares of EMS stock (“RSU’s”) on May 1, 2009. Per the terms of your RSU agreement, 375 shares (25%) vested on May 1, 2010. There will be no further vesting of RSU’s beyond the termination of your employment on March 31, 2011.
     Stock Options — You were granted 23,000 options in common shares of EMS stock on February 18, 2010 based on a 3-year vesting schedule. Should your employment date go beyond February 18, 2011, pursuant to this Agreement, 7,666 options would be eligible for vesting per the terms of the applicable stock option plans.
Return of Assets: All assets of EMS Technologies, Inc. and its direct and indirect subsidiaries (including Formation Inc.) assigned to you or otherwise in your possession must be returned by the expiration of the Part-Time Employment Period in proper working order.
Termination for Cause: If the Company terminates your employment for “Cause,” at any time before March 31, 2011, you will be entitled to no further compensation beyond the date of such termination for “Cause” and you will forfeit all benefits set forth herein
Continuing Obligations: You will maintain and continue to be bound by your existing and continuing non-competition, non-solicitation, non-disclosure, intellectual property and other obligations under the Noncompetition Agreement and Non-solicitation Agreement dated January 9, 2009, among you, EMS and Formation Inc. (“Noncompetition Agreement”); provided, however, that the Noncompetition Agreement is hereby amended to change the definition of “Restricted Industry” by replacing the word “Company” with the words “EMS Aviation division of EMS”. You also understand that you will be required to resign from any office held with EMS and it’s direct and indirect subsidiaries as of December 1, 2010.
Change of Control: In the event of a change of control of the Company resulting from an acquisition by any person, corporation or other legal entity of voting stock of the Company, in a transaction or series of transactions, through which such acquiring entity obtains beneficial ownership of more than 50% of the

R. Nim Evatt
December 2 2010
combined voting power of the Company’s then outstanding voting stock (including any such acquisition by way of a merger, consolidation or reorganization, or series of such related transactions), the separation pay described above shall become immediately due and payable in a single lump sum.
Miscellaneous Terms Agreed to by the Parties:
The parties mutually agree to the following terms:
1.	Either party may enforce this agreement in court if the other party breaches it.

2.	If a court refuses to enforce any part of this agreement, the remainder of the agreement will not be affected and will remain in force.

3.	In entering into this agreement, neither employer nor employee admits violating any state, federal or local laws.

4.	This agreement will be binding upon the heirs, successors and assigns of both parties (including any person or entity obtaining ownership or control over the Company in a corporate change-of-control), and the benefits and payments to which R. Nim Evatt is entitled under this agreement shall be payable to his wife if he should die before such benefits and payments are exhausted under this agreement.

5.	This agreement contains the entire and only agreement between the parties concerning its subject matter and supersedes any prior or contemporaneous agreements regarding such subject matter, including the November 8, 2008 Agreement between you and Formation Inc. (the “Formation Agreement”). You hereby acknowledge and agree that you are forfeiting all benefits contained in the Formation Agreement in exchange for the benefits set forth in this Agreement. The parties waive any oral or written promises or assurances that are not contained in this Agreement.
Release of Claims and Covenant Not to Sue:
In consideration of the mutual promises and covenants set forth in this Agreement, you hereby release any and all claims of any nature whatsoever, including but not limited to claims arising in tort, contract or under federal or state discrimination laws, an implied covenant of good faith and fair dealing allegation, common law or equity that R. Nim Evatt might otherwise be entitled to assert against EMS Technologies, Inc., its parent corporation, subsidiaries, employees, directors and agents, arising out of or related to R. Nim Evatt’s employment with EMS Technologies, Inc. or the termination of that employment, except for the rights and obligations of the parties as set forth in this Agreement, and you covenant not to bring suit or otherwise commence any legal proceedings based on or asserting any such claim, including any proceeding which results from a charge or action filed on your behalf by a state or federal administrative agency, except with respect to the enforcement of rights and obligations set forth in this Agreement. This Agreement specifically includes a release of any age discrimination claims arising under the Age Discrimination in Employment Act; the Older Workers’ Benefits Protection Act, 42 U.S.C. Section 621 et seq.; Americans with Disabilities Act; Executive Order 11246; Equal Pay Act; Employee Retirement Income Security Act of 1974; Rehabilitation Act of 1973; Immigration Reform and Control Act; Title VII of the Civil Rights Act of 1964; Veterans’ Re-employment Rights, 38 U.S.C. Sections 2021-26; Section 11(c), Occupation Safety and Health Act; Section 15(a)(3), Fair Labor Standards Act; and Worker’s Compensation Act. You agree that if you break this promise and file a lawsuit based on legal claims

R. Nim Evatt
December 2, 2010
released by this Agreement, you will pay all costs incurred by EMS to defend such action, including, but not limited to, reasonable attorney’s fees. This release covers both known and unknown claims. This Agreement does not waive or release any rights or claims that you may have which arise after you sign this Agreement. You also covenant and agree that you will not accept, recover or receive any back pay, damages or any other form of relief which may arise out of or in connection with any administrative remedies pursued independently by any other person or entity.
Your Assurances to EMS Technologies, Inc.:
This Agreement is a legal document with legal consequences. EMS wants to be certain that you fully understand the legal effect of signing this Agreement. You, therefore, make the following assurances to EMS:
1.	You have read this Agreement and understand all of its provisions, including the complete release of claims set forth herein.

2.	You voluntarily enter into this Agreement, which is contractual in nature.

3.	You have been allowed 21 days after receiving this Agreement during which to study and consider this agreement and to consult with your lawyer, accountant, spouse, or anyone else whose advice you value before signing it.

4.	You certify that EMS has urged you to consult with your lawyer before entering into this Agreement.

5.	You certify that you understand that you may revoke this agreement within 7 days after signing it by notifying EMS in writing of your wish to revoke the agreement. You also acknowledge that this agreement does not take effect until seven days after it was signed.
Thank you for your contributions to EMS Technologies, Inc. and best wishes for your retirement. If you have any questions or would like to discuss any item outlined above please feel free to contact me directly.
Sincerely,
/s/ Matthew Carlomagno
Matthew Carlomagno
Vice President, Chief Human Resources Officer
EMS Technologies, Inc.
ACCEPTED AND AGREED:

/s/ R. Nim Evatt R. Nim Evatt

December 3, 2010
Date